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                                                   -----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 10)

                        OVERSEAS SHIPHOLDING GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      COMMON STOCK, PAR VALUE $1 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   690368 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

          HOWARD S. KELBERG, ESQ., MILBANK, TWEED, HADLEY & MCCLOY LLP
         1 CHASE MANHATTAN PLAZA, NEW YORK NEW YORK 10005 (212) 530-5000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                JANUARY 30, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 2 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Oudi Recanati

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   Israel
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER

                                     10,500**
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

                                     4,379,484
                            ----------------------------------------------------
            NUMBER OF           9    SOLE DISPOSITIVE POWER
             SHARES
          BENEFICIALLY               10,500**
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                4,379,484
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,389,984
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------
** Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 3 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Diane Recanati

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   United Kingdom
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER     0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                4,379,484
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER 0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                4,379,484
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,379,484
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                       PAGE 4 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Ariel Recanati

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   United States
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER       0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                4,379,484
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER  0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                3,862,955
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,379,484
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 5 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Leon Recanati

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   Israel
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER      0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                  4,379,484
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER 0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                  3,862,955
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,379,484
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                       PAGE 6 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Yudith Yovel Recanati

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   Israel
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER      0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                  4,379,484
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER 0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                  3,862,955
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,379,484
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 7 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        The Michael Recanati Trust

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   Alaska
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER       0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                  4,278,477
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER  0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
          PERSON WITH                  4,278,477
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,278,477
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.9%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        OO - Trust
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 8 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Michael Recanati, as trustee of The Michael Recanati Trust

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   United States
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER       0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

            NUMBER OF                  4,379,484
             SHARES         ----------------------------------------------------
          BENEFICIALLY          9    SOLE DISPOSITIVE POWER  0
            OWNED BY        ----------------------------------------------------
              EACH              10   SHARED DISPOSITIVE POWER
            REPORTING
           PERSON WITH                 4,379,484
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,379,484
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                               ------------------------
CUSIP NO. 690368 10 5                                      PAGE 9 OF 12 PAGES
-------------------------                               ------------------------
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS

        Daniel Pearson, as trustee of The Michael Recanati Trust

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        NA
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                            [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION                   United States
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER      0
                            ----------------------------------------------------
                                8    SHARED VOTING POWER

           NUMBER OF                   4,278,477
            SHARES          ----------------------------------------------------
         BENEFICIALLY           9    SOLE DISPOSITIVE POWER 0
           OWNED BY         ----------------------------------------------------
             EACH               10   SHARED DISPOSITIVE POWER
           REPORTING
          PERSON WITH                  4,278,477
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          4,278,477
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.9%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  Item 5 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following paragraphs:

                  On January 30, 2004, certain members of the Recanati family and entities owned by or for the benefit of Recanati family members sold 499,950 shares to the public in an offering registered under the Securities Act of 1933, as amended. The sale of the 499,950 shares was completed pursuant to the public offering as follows:

Name                          Amount of Securities    Price Per Share (1)      Date
----                          --------------------    -------------------      ----
Eagle Corporation                     79,302                $36.60            1/30/04

Ariel Recanati                        19,264                $36.60            1/30/04

Diane Recanati                        60,940                $36.60            1/30/04

Lenny Recanati                        19,264                $36.60            1/30/04

Leon Recanati                        119,791                $36.60            1/30/04

The Michael Recanati Trust            23,788                $36.60            1/30/04

Yudith Yovel Recanati                119,810                $36.60            1/30/04

Seaview Trust                         57,791                $36.60            1/30/04

TOTAL:                               499,950

                  Accordingly, under the Stockholders Agreement, each of Diane Recanati, Oudi Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and The Michael Recanati Trust may now be deemed to share the power to vote and (subject to the exception for 516,529 shares held by Diane Recanati) dispose of 4,278,477 shares. Under a separate Stockholders Agreement, by and among Diane Recanati, Oudi Recanati and The Michael Recanati Trust, dated as of September 10, 2003, Diane Recanati, Oudi Recanati and The Michael Recanati Trust may now be deemed to share the power to dispose of the 516,529 shares held by Diane Recanati.

--------------------------
(1) Price includes underwriting discounts and commissions of $.47 per share.

                  On January 8, 2004, the Recanati Foundation made a contribution of 296 shares of common stock. Accordingly, Diane Recanati, Oudi Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and Michael Recanati, by virtue of their positions as directors and officers of the Recanati Foundation, may be deemed to share the power to vote and dispose of 101,007 shares of common stock through the Recanati Foundation.

                  Diane Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and Michael Recanati (as trustee of The Michael Recanati Trust) each beneficially own 4,379,484 shares, representing 11.2% of the outstanding common stock of Overseas Shipholding Group, Inc. Oudi Recanati beneficially owns 4,389,984 shares, representing 11.2% of the outstanding common stock of Overseas Shipholding Group, Inc. The Michael Recanati Trust and Daniel Pearson (as trustee of The Michael Recanati Trust) each beneficially own 4,278,477 shares, representing 10.9% of the outstanding common stock of Overseas Shipholding Group, Inc.

                  OSG Holdings, a partnership in which Diane Recanati and Oudi Recanati each have a 12.5% interest, also sold shares pursuant to the public offering. As a result, Diane Recanati now holds 335,055 shares and Oudi Recanati now holds 335,056 shares indirectly through OSG Holdings. Diane Recanati and Oudi Recanati disclaim beneficial ownership of the 2,680,444 shares held by OSG Holdings, including the foregoing shares.

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 18, 2004                                   /s/ Diane Recanati
-----------------                                   ------------------
      Date                                               Signature
                                                      Diane Recanati

February 18, 2004                                   /s/ Oudi Recanati
-----------------                                   -----------------
      Date                                               Signature
                                                       Oudi Recanati

February 18, 2004                                   /s/ Leon Recanati
-----------------                                   -----------------
      Date                                               Signature
                                                       Leon Recanati

February 18, 2004                               /s/ Yudith Yovel Recanati
-----------------                               -------------------------
      Date                                               Signature
                                                   Yudith Yovel Recanati

February 18, 2004                                   /s/ Ariel Recanati
-----------------                                  -------------------
      Date                                               Signature
                                                      Ariel Recanati

                                                The Michael Recanati Trust

February 18, 2004                                   /s/ Daniel Pearson
-----------------                                   ------------------
      Date                                               Signature
                                         Daniel Pearson, Investment Trustee

                                                   /s/ Michael Recanati
                                                   --------------------
                                                         Signature
                                         Michael Recanati, Investment Trustee

February 18, 2004                                  /s/ Michael Recanati
-----------------                                  --------------------
      Date                                               Signature
                                         Michael Recanati, as Investment Trustee
                                         of The Michael Recanati Trust

February 18, 2004                                   /s/ Daniel Pearson
-----------------                                   ------------------
      Date                                               Signature
                                         Daniel Pearson, as Investment Trustee
                                         of The Michael Recanati Trust